                       PRO FORMA CALCULATION OF RATIO OF
                           EARNINGS TO FIXED CHARGES


                                                               YEAR ENDED         THREE MONTHS ENDED
                                                            DECEMBER 31, 1995       MARCH 31, 1996
                                                            -----------------     ------------------
                                                                     (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense........................................       $13,044               $  3,256
  Implicit interest in rent...............................         5,244                  1,302
  Amortization of deferred finance charges................         1,272                    318
                                                                 -------                -------
          Total fixed charges.............................       $19,560               $  4,876
                                                                 =======                =======
  Earnings before provision for income taxes..............       $ 5,073               $  5,634
  Fixed charges...........................................        19,560                  4,876
                                                                 -------                -------
          Earnings, as defined............................       $24,633               $ 10,510
                                                                 =======                =======
  Ratio of earnings to fixed charges......................          1.26x                  2.16x
  Deficiency of earnings to fixed charges.................            --                     --
                                                                 =======                =======
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